Exhibit 10.51

TERM NOTE

$4,723,832.18
Albuquerque, New Mexico
November 30, 2007

FOR VALUE RECEIVED, the undersigned maker BOWLIN TRAVEL CENTERS, INC. ("Borrower") promises to pay to the order of BANK OF THE WEST ("Bank") at such place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Four Million Seven Hundred Twenty Three Thousand Eight Hundred Thirty Two and 18/100 dollars ($4,723,832.18), with interest thereon as set forth herein.

Section 1.   DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a)      "Business Day" means any day except a Saturday, Sunday or any other day on which the Bank is authorized or required by law to close.

(b)      "CMT Interest Rate" means at any time the rate of interest calculated as the rate of interest equal to the weekly average yield on U.S. Treasury Securities, adjusted to a constant maturity of five years as published from time to time and made available in Federal Reserve Board Statistical Release H.15 (519) or, if such source is not available, such alternate source as determined by the Bank.

(c)      “Maturity” means the date the balance of this Note is due and payable in full; November 30, 2017.

Section 2.   INTEREST:  The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a fluctuating rate per annum equal to the CMT Interest Rate:

i)	on the Note date plus 2.50% (currently 5.92%) fixed for five (5) years, and
ii)	adjusted on December 1, 2012 to the CMT Interest Rate on such date plus 2.50% fixed, until the Note is paid at Maturity.

Section 3.   REPAYMENT AND PREPAYMENT:

(a)      Repayment.  The Note shall be repaid in monthly payments of principal and interest, commencing January 1, 2008:

i)	for January 1, 2008 through December 1, 2012, $33,625.35 per month, and

ii)	for January 1, 2013 through November 1, 2017, equal monthly payments calculated on principal amortization over a remaining theoretical 15 year maturity plus accrued interest, and
iii)	at Maturity, a final payment of any unpaid amount due on the Note.

(b)      Application of Payments.  Each payment made on this Note shall be credited first, to any cost and expenses of collection, second to interest then due, and third to the outstanding principal balance hereof.

(c)      Prepayment.  Borrower may prepay all or any part of the principal on this Note at any time(s) and without any prepayment penalty.

(d)      Default Interest.  Upon Default and after Maturity, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

Section 4.   FINANCIAL COVENANTS:

(a)      Borrower shall provide to Bank not later than 120 days after and as of the end of each fiscal year, Borrower’s audited financial statements prepared by a certified public accountant acceptable to Bank.

(b)      Borrower shall provide to Bank Borrower’s interim company prepared statements, not later than 60 days after and as of the end of each fiscal quarter end.  Interim financial statements shall include a balance sheet, a statement of profit and loss and a statement of changes in shareholder's equity, certified as correct by an authorized agent of the Borrower.

(c)      Borrower shall maintain a minimum Debt Service Coverage ratio of not less than 1.50 to 1.00, calculated annually as of Borrower’s fiscal year-end.  For purposes of this calculation, “Debt Service Coverage” ratio means Borrower’s net profits plus depreciation, depletion and amortization, divided by current portion of long term debt.

Section 5.   EVENTS OF DEFAULT:

The occurrence of any of the following shall constitute an "Event of Default" under this Note:

(a)      The failure to pay any principal, interest, fees or other charges within five (5) days of the date due under this Note.

(b)      Any default, or any failure to perform or observe any requirement, term or condition under this Note or any mortgage, contract, instrument or document executed in connection with this Note (other than the payment of money under subparagraph (a), above):

i)	immediately if such failure or non-compliance is not susceptible to cure, or
ii)	if such failure or non-compliance is susceptible to cure, 30 days after written notice from Bank of such failure or non-compliance.

(c)      The filing of a petition by or against Borrower, under any provisions of the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, or under any similar or other law relating to bankruptcy, insolvency, reorganization or other relief for debtors; the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of Borrower or Borrower becomes insolvent, makes a general assignment for the benefit of creditors or is generally not paying its debts as they become due; or any attachment or like levy in excess of $50,000 on any property of Borrower.

(d)      The dissolution, merger, or liquidation of Borrower.

(e)      Any default in the payment or performance of any obligation under which Borrower has incurred any obligation to any third party, in an amount or claim exceeding $50,000, but excluding any alleged default as to which Borrower claims or asserts a legitimate defense and is actively defending or disputing such claim.

(f)      Any financial statements or information provided by Borrower to Bank proves to be incorrect, false or misleading in any material respect.

(g)      Any sale or transfer of Borrower’s business or assets which represent or generate more than 25% of Borrower’s gross annual revenues.

Section 6.   COLLATERAL:  Repayment of this Note is secure by the grant of mortgage liens on certain of Borrower’s real properties, and any collateral or lien interests granted hereafter.

Section 7.   MISCELLANEOUS:

(a)      Remedies.  Upon the sale, transfer, hypothecation, assignment or other encumbrance, whether voluntary, involuntary or by operation of law, of all or any interest in any real property securing this Note, or upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by each Borrower.  Each Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

(b)      Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New Mexico.

(c)      Fees.  Borrower shall pay to Bank a commitment fee of 1/4% of the Note amount, a documentation fee of $350, and shall pay or reimburse all other fees incurred by Bank to prepare the Note and for the collateral liens, together with all costs for title insurance, recording, and other title company fees.  All such fees are fully earned at closing and are non-refundable.

(d)      Waiver of Jury Trial:  GRANTOR AND BANK EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  GRANTOR AND BANK EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

BOWLIN TRAVEL CENTERS, INC.
/s/ Michael L. Bowlin
by: Michael L. Bowlin, President

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